EX-99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 27, 2024, with respect to the financial statements of the Liquid Alternative Fund, a series of the SEI Institutional Managed Trust, as of September 30, 2024, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 25, 2025